UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report: September 30, 2011

(Date of earliest event reported)

Lithia Motors, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Oregon (State or Other Jurisdiction of Incorporation or Organization)	0-21789 (Commission File Number)	93 - 0572810 (IRS Employer Identification No.)

360 E. Jackson Street Medford, Oregon 97501 (address of Principal Executive Offices) (Zip Code)

541-776-6868

Registrant's Telephone Number, Including Area Code

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Effective as of September 30, 2011, the Company entered into a new three-year Loan Agreement with U.S. Bank National Association as Agent and Lender, and JP Morgan Chase Bank, N.A., as Lender (the "New Loan Agreement"). The New Loan Agreement amends and restates an existing loan agreement with US Bank as agent and lender. The Company and its subsidiaries obtain various financial services from U.S. Bank and its affiliates, including retail and mortgage financing; depository and cash management services and interest rate swaps. The New Loan Agreement provides for a total financing commitment of $200 million. Of that total commitment, $100 million is a revolving credit facility for the Company’s general corporate purposes, including acquisitions and purchases of used vehicles, which is an increase of $25 million over the previous facility. The New Loan Agreement also includes a new $100 million floor plan financing facility for new vehicle inventory for the Company and certain of its subsidiaries. Interest rates are tied to one month LIBOR, with a credit spread of 175 basis points on the floor plan financing facility and a credit spread of 225 basis points on the revolving credit facility. Based on these rates and current borrowing levels, the Company anticipates pretax floor plan interest savings of approximately $1.0 million per year. Interest on all loans is due monthly and the entire balance is payable at maturity, which is September 30, 2014, unless extended. The agreement includes a provision for $4 million for letters for letters of credit. The Company’s subsidiaries also obtain floor plan financing for new vehicle inventory from Ally Bank, Ally Financial, Inc., American Honda Finance Corporation, BMW Financial Services NA, LLC, Ford Motor Credit Company LLC, Mercedes-Benz Financial Services USA LLC, Nissan Motor Acceptance Corporation, Toyota Motor Credit Corporation, and VW Credit, Inc. (the “Other Floor Plan Lenders”). As a result of the New Loan Agreement, certain Other Floor Plan Lenders also reduced their effective financing rates to the Company to match current market conditions. Based on current borrowing levels, the Company anticipates additional pretax floor plan interest savings of approximately $1.5 million per year. The New Loan Agreement includes financial and restrictive covenants typical of such agreements, lending conditions, and representations and warranties by the Company. Financial covenants include requirements to maintain minimum current and fixed charge coverage ratios, and a maximum ratio of liabilities to tangible net worth. The covenants restrict the Company and its subsidiaries in incurring additional indebtedness, making investments, selling or acquiring assets and granting security interests in their assets for purposes other than to secure the New Loan Agreement. The New Loan Agreement provides for events of default that include nonpayment, breach of covenants, a change of control and certain cross-defaults with other indebtedness. In the event of a default, the New Loan Agreement provides that the Lenders may declare the entire principal balance immediately due, foreclose on collateral and increase the applicable interest rate to the revolving loan rate plus 3 percent, among other remedies. Revolving loans are guarantied by all of the Company's subsidiaries and are secured by new vehicle inventory, used vehicle and parts inventory, equipment other than fixtures, deposit accounts, accounts receivable, investment property and other intangible personal property of the Company and its subsidiaries. Stock and other equity interests of the Company's subsidiary dealerships and certain other subsidiaries are excluded. The Lenders' security interest in new vehicle inventory is subordinated to the interests of the Other Floor Plan Lenders for new vehicles financed by those lenders.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
(a)	The information provided in Item 1.01 above is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.
	99.1	Loan Agreement with U.S. Bank National Association and JP Morgan Chase Bank
	99.2	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 5, 2011	LITHIA MOTORS, INC. (Registrant) By: /s/ John North John North Vice President, Finance and Corporate Controller